Credit Suisse - Management Income Fund
SUB-Item 77Q2: Item 405



 Director           Filing Status   Form        # Transaction

 Enrique Arzac      Late            Form 4       2

 James Cattano      Late            Form 4       2

 Steven Rappaport   Late            Form 4       2

 Terry Bovarnick    Late            Form 4       1

 Lawrence Fox       Late            Form 4       1
